Free Writing Prospectus

Dated October 30, 2009

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-03

PXG DETAILS $591mm CarMax 09-2 (Auto Loans) Non-TALF

Sole Lead: JPMorgan        100% POT

CO-MGRS: BarCap/BAS/Wells

Cls	$AMT(mm)	S&P/F	WAL	PWIN	L.FINAL	PXING	COUP	$	%
A-1	111.000	A1+/F1+	0.28	6mths	11/15/10	INTL -3	0.27853	100.00	0.27853
A-2	149.000	AAA/AAA	0.95	12mths	06/15/12	EDSF +35	0.93	99.99321	0.939
A-3	190.000	AAA/AAA	2.15	20mths	04/15/14	ISWPS +40	1.74	99.98809	1.752
A-4	88.500	AAA/AAA	3.49	12mths	12/15/14	ISWPS +75	2.82	99.97903	2.843
B	42.000	A/A	3.93	1mth	08/17/15	ISWPS +240	4.65	99.99029	4.698
C	10.500	BBB/BBB	3.93	1mth	05/16/16	ISWPS +400	6.21	99.97566	6.298

BILL & DELIVER : JPM

EXPECTED TIMING : PXING @12 EDT

EXPECTED SETTLE : 11/10/09

TALF ELIGIBLE? : NOT TALF ELIGIBLE

ERISA ELIGIBLE : YES

OFFERING TYPE : PUBLIC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.